Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

              We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 21, 2012, with respect to the consolidated financial statements of Susser Petroleum Company LLC (Predecessor), and our report dated June 21, 2012, with respect to the balance sheet of Susser Petroleum Partners LP, in the Registration Statement (Form S-1) and related Prospectus of Susser Petroleum Partners LP dated June 22, 2012.

/s/ Ernst & Young LLP
San Antonio, Texas
June 21, 2012